Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Sanofi for the registration of debt securities and to the incorporation by reference therein of our reports dated March 6, 2013, with respect to the consolidated financial statements of Sanofi and its subsidiaries and the effectiveness of internal control over financial reporting of Sanofi and its subsidiaries, included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Ernst & Young et Autres

/s/ Christian Chiarasini
Represented by Christian Chiarasini	Paris-La Défense
March 11, 2013